Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Origin Bancorp, Inc. (the Company) on Form S-8 (No. 333-226115 and No. 333-255879) and Form S-3 (No. 333-234068) of our reports, dated February 23, 2022, on our audits of the consolidated financial statements of the Company as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, which report is included in the Company’s Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 23, 2022, on our audit of the internal control over financial reporting of Origin Bancorp, Inc. as of December 31, 2021, which is included in the Annual Report on Form 10-K.

/s/ BKD, LLP

Little Rock, Arkansas
February 23, 2022